Exhibit 99

News Contact:	Glenn Sandgren	For Immediate Release
	Chief Executive Officer (218) 628-2217	April 30, 2020

IKONICS ANNOUNCES FIRST QUARTER 2020 RESULTS

DULUTH, MN - IKONICS Corporation (the “Company”) (Nasdaq:IKNX), a Duluth-based imaging technology company, announced first quarter 2020 earnings. Revenue was $3,497,000 compared to $3,529,000 in 2019, a decline of 1%. IKONICS posted a first quarter loss of $587,000, or $0.30 per diluted share, in 2020 compared to a loss of $455,000, or $0.23 per diluted share, in 2019. On a non-GAAP basis, IKONICS realized an adjusted net loss of $222,000, or $0.11 per diluted share (excluding one-time expenses relating to the Company’s Chief Executive Officer transition), a 51% improvement over the $455,000 loss, or $0.23 per diluted share, for the same quarter of 2019.

Glenn Sandgren, IKONICS CEO, noted, “IKONICS traditionally has experienced financial challenges in the first quarter. 2020 was no exception, as we started the year with very strong January and February sales, but the impact of COVID-19 on March revenue was substantial, and is expected to continue and will overshadow much of our short-term progress. Nevertheless, there have been numerous positive events.”

Business Highlights:

●	IKONICS has been deemed an essential business and continues to operate with appropriate COVID-19 safety measures.
●

A Payroll Protection Program SBA loan in the amount of $1.2 million was received in April pursuant to the CARES Act. This loan may be forgiven in whole or in part under SBA guidelines, subject to compliance with applicable regulatory requirements.

●	As part of the CARES Act, IKONICS accounted for a first quarter income tax benefit of $240,000.
●	Our IKONART® craft product line is benefitting from the new textile screen printing film introduction supported by aggressive social marketing efforts and is on a favorable sales trajectory.
●	Excellent progress has been made on several outside manufacturing opportunities.

Sandgren continued, “We have been responding aggressively to this global crisis by implementing new workplace controls to protect our people and by taking actions to improve our liquidity and reduce our operating costs including a temporary reduction in officer compensation and board fees. Compared with many similar companies, IKONICS has a favorable cash position, with approximately $3.0 million in cash and short-term investments as well as a $2.1 million open line of credit. Due to the unknown severity and duration of the COVID-19 pandemic and the related lack of visibility to the impact on the Company's served markets, it is impossible to predict the performance of the business at this juncture. Ultimately, we believe that the crisis could yield a number of strategic opportunities for IKONICS and other well positioned companies.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives, customer behavior and market trends that involve risks and uncertainties. The Company's actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended
	3/31/20	3/31/19
Net sales	$3,497,192	$3,528,691

Cost of goods sold	2,343,960	2,519,572

Gross profit	1,153,232	1,009,119

Operating expenses	1,964,600	1,560,807

Loss from operations	(811,368)	(551,688)

Interest expense	(21,484)	(22,275)

Other Income	6,917	16,194

Loss before income taxes	(825,935)	(557,769)

Income tax benefit	(238,929)	(102,738)

Net loss	$(587,006)	$(455,031)

Loss per common share-basic and diluted	$(0.30)	$(0.23)

Average diluted shares outstanding	1,976,354	1,983,553

CONDENSED BALANCE SHEETS
As of March 31, 2020 and December 31, 2019

	3/31/2020	12/31/2019
Assets	(unaudited)
Current assets	$7,508,435	$8,692,188
Property, plant, and equipment, net	7,867,513	7,915,984
Intangible assets, net	268,004	271,369
	$15,643,952	$16,879,541
Liabilities and Stockholders' Equity
Current liabilities	$1,316,536	$1,934,486
Long-term debt	2,654,036	2,688,357
Stockholders' equity	11,673,380	12,256,698
	$15,643,952	$16,879,541

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the Three Months Ended March 31, 2020 and 2019

	3/31/2020	3/31/2019
Net cash used in operating activities	$(427,276)	$(617,996)
Net cash provided by (used in) investing activities	1,104,749	(352,476)
Net cash used in financing activities	(35,682)	(35,419)

Net increase (decrease) in cash and cash equivalents	641,791	(1,005,891)
Cash and cash equivalents at beginning of period	963,649	1,623,137

Cash and cash equivalents at end of period	$1,605,440	$617,246

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

RECONCILIATION OF GAAP TO NON-GAAP LOSS

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We have provided non-GAAP loss in this press release to assist investors in comparing losses on a year-over-year basis and because management believes it is a useful metric in evaluating ongoing performance of our company. Non-GAAP adjusted loss reflects the add back of costs related to the 2020 first quarter chief executive officer transition including severance payments, signing bonus, relocation expenses and executive search consulting expenses. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financials measures below.

	3/31/20	3/31/19	% Change
Net loss	$(587,006)	$(455,031)	(29%	)

Add: CEO transition costs	365,000	—

Non-GAAP adjusted loss	$(222,006)	$(455,031)	51%

Non-GAAP adjusted loss per common share-basic and diluted	$(0.11)	$(0.23)

Average diluted shares outstanding	1,976,354	1,983,553